EXHIBIT 12.1

COMPUTATION OF RATIOS

Ratio of earnings to fixed charges:

	Six Months
	Ended	Years Ended December 31,
	June 30, 2009	2008	2007(1)	2006(1)	2005(1)	2004(1)
Earnings:
Add:
Pre-tax income/(loss) from continuing operations	13,528,237	24,857,523	N/A	N/A	N/A	N/A
Fixed Charges	116,653	291,130	N/A	N/A	N/A	N/A
Less:
Minority interest in earnings of consolidated subsidiaries	293,218	241,197
Interest Capitalized	-	-	N/A	N/A	N/A	N/A
Earnings including short-term investment interest	13,351,672	24,907,456	N/A	N/A	N/A	N/A
Less:
Interest Income	197,544	214,850	N/A	N/A	N/A	N/A
Excluding short-term investment interest	13,154,128	24,692,606	N/A	N/A	N/A	N/A
Fixed Charges:
Interest on indebtedness	116,653	179,130	N/A	N/A	N/A	N/A
Interest within rent expense	-	112,000	N/A	N/A	N/A	N/A
Total fixed charges	116,653	291,130	N/A	N/A	N/A	N/A
Ratio of earnings to fixed charges:
Including deposit interest	114.46	85.55	N/A	N/A	N/A	N/A
Excluding deposit interest	112.76	84.82	N/A	N/A	N/A	N/A

(1) During the years ended December 31, 2007, 2006, 2005 and 2004, we did not incur any interest expense or other fixed charges, therefore, a ratio of earnings to combined fixed charges is not applicable for these periods.